Exhibit 23.4

Source Energy Corp.
3555 Santoro Way, Suite A
San Diego, CA 92130
Phone (858) 259-2271
Fax (858) 259-2273

March 30, 2015

Mr. Stephen Hosmer
Royale Energy Inc.
3777 Willow Glen Drive
El Cajon, CA 92019

Dear Mr. Hosmer:

We hereby consent to the incorporation by reference in the registration statement (No. 333-163184) on Form S-3 of Royale Energy, Inc. (the “Company”) of the reference to Source Energy Corp. and the inclusion of our report dated February 24, 2015, in the Annual Report on Form 10-K for the year ended December 31, 2014, of the Company, filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under the captions "Experts" in the Prospectus, which is part of this Registration Statement.

Source Energy Corp

By: /s/ James Frimodig
Title: President